Exhibit 99.1

Non-Binding Letter of Intent

This Non-Binding Letter of Intent (the “Agreement”) is made and entered into on the 9th day of June, 2016 between Cleartronic, Inc., a public company traded under the symbol “CLRI” (“Cleartronic”) and iStream Network, a private company organized and existing under the laws of the state of Florida “(“iStream”).

WHEREAS, Cleartronic is a company engaged in primarily providing software and communication services and solutions;   and

WHEREAS, iStream is a broadcaster providing web stream and delivery systems for network content via the internet;   and

WHEREAS, the parties recognize that there are interesting synergies to their respective operations and are interested in conducting due diligence for the purpose of determining whether or not it is feasible for Cleartronic to potentially acquire iStream;

THEREFORE the parties do hereby agree to the following basic terms of this non-binding Letter of Intent as follows:

A.  Due Diligence Period:  the parties agree to conduct preliminary due diligence for a period of thirty (30) days to assess the viability of the acquisition of iStream by Cleartronic.

B. Spin-Off:  the parties do further agree to explore the possibility of conducting a “spin off” of iStream by filing a Form 10 with the Securities and Exchange Commission with Cleartronic shareholders retaining a twelve (12%) percent interest in the issued and outstanding stock of iStream.  Should a spin off occur, iStream would obtain its own CUSIP, be assigned its own trading symbol and be an independent public company with a registered class of stock.

C. Hold Harmless:  the parties retain the right to decide whether or not to move forward and execute a more formal contract and/or term sheet and agree to hold each other harmless from all liability and claims should one party decide not to enter into the next phase of negotiations.

D. Expression of Interest:  this Letter of Intent represents only an indication of interest and does not constitute a contract, commitment, undertaking or other binding obligation upon either party.

/s/Doug Kaplan

s/ Larry M. Reid/

iStream Network

Cleartronic, Inc.

Doug Kaplan

Larry Reid

VP of Corporate Development

Chief Executive Officer